EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Fourth Quarter & Fiscal Year 2013 Results

Company Provides Outlook for Fiscal Year 2014

SOUTHLAKE, Texas, Feb. 26, 2014 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the 17-week fourth quarter and 53-week fiscal year ended December 31, 2013. The Company also provided its outlook for the 2014 fiscal year.

Key highlights from the fourth quarter 2013 compared to the fourth quarter 2012 include:

  Consolidated revenues increased 20.5% to $97.5 million from $80.9 million. The 17th week in the fourth quarter 2013 contributed $5.8 million to consolidated revenues.
  Comparable restaurant sales (on a 16-week comparable basis) increased 5.2% at Del Frisco's Double Eagle. This follows a comparable restaurant sales increase of 5.9% in the fourth quarter of the previous year and represented its 16th consecutive quarter of positive comparable restaurant sales.
  Comparable restaurant sales (on a 16-week comparable basis) decreased 0.7% at Sullivan's. This follows a comparable restaurant sales decrease of 1.5% in the fourth quarter of the previous year.
  Blended comparable restaurant sales (on a 16-week comparable basis) increased 2.8% across all three concepts and benefited from one additional operating day versus the prior year.
  Cost of sales, as a percentage of consolidated revenues, decreased to 30.3% from 30.4%.
  Net income of $4.6 million, or $0.19 per diluted share, compared to net income of $7.6 million, or $0.32 per diluted share.
  Adjusted net income*, a non-GAAP measure, of $8.6 million, or $0.36 per diluted share, compared to $7.5 million, or $0.31 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 13.2% to $23.2 million from $20.5 million.

Key highlights from the fiscal year 2013 compared to fiscal year 2012 include:

  Consolidated revenues increased 16.9% to $271.8 million from $232.4 million. The 53rd week in the 2013 fiscal year contributed $5.8 million to consolidated revenues.
  Comparable restaurant sales (on a 52-week comparable basis) increased 4.4% at Del Frisco's Double Eagle. This follows a comparable restaurant sales increase of 6.6% in the 2012 fiscal year and represented its fourth consecutive year of positive comparable restaurant sales.
  Comparable restaurant sales (on a 52-week comparable basis) decreased 3.0% at Sullivan's. This follows a comparable restaurant sales increase of 1.2% in the 2012 fiscal year.
  Blended comparable restaurant sales (on a 52-week comparable basis) increased 1.3% across all three concepts and benefited from one additional operating day versus the prior year.
  Cost of sales, as a percentage of consolidated revenues, decreased to 30.2% from 30.6%.
  Net income of $12.2 million, or $0.51 per diluted share (on a share base of 23.9 million shares), compared to net income of $13.8 million, or $0.67 per diluted share (on a share base of 20.4 million shares).
  Adjusted net income*, a non-GAAP measure, of $20.7 million, or $0.87 per diluted share, compared to $19.3 million, or $0.94 per diluted share. The 53rd week during 2013 provided approximately $0.03 per diluted share.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 9.9% to $62.1 million from $56.5 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus asset advisory agreement termination fees, management fees and accounting expenses paid to a related party, write-off of debt issuance costs, secondary public offering costs public offering transaction bonuses, and non-cash impairment charges, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and accounting expenses paid to a related party, secondary public offering costs, public offering transactions bonuses, non-cash impairment charges, and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "Quarterly results fell short of our expectations due to a combination of factors -- inefficiencies at four newly opened Grille restaurants, slightly later new restaurant openings within the quarter, lower operating leverage on the 17th week than we had anticipated, and weather issues during our very profitable holiday season. Still, Del Frisco's Double Eagle delivered impressive, industry-leading sales and traffic gains, while at Sullivan's, trends improved sequentially as brand enhancements began to take hold. Looking ahead, we are very optimistic that our guests will be eager to dine out in 2014 and we will continue to focus on reducing new unit inefficiencies."

Mednansky concluded, "After more than two years and 11 successful openings across multiple geographies, we are more confident than ever that Del Frisco's Grille has earned its place as our dominant expansion vehicle. The Grille's ability to attract a broad demographic of upwardly mobile and affluent guests -- millennials, generation x, and even baby boomers, is quite extraordinary and truly 'next generation'. Discerning guests of all ages appreciate the Grille's casual atmosphere and upscale experience and it has quickly become a dining and social destination in every market that it serves. We will open five Del Frisco's Grilles this year as we expand our footprint in the Northeast, Mid-Atlantic, Florida, and California. We will also be opening a Del Frisco's Double Eagle in Washington, DC, at CityCenter, one of the most exciting development projects in our nation's capital in some time."

Review of Fourth Quarter 2013 Operating Results

Consolidated revenues increased $16.6 million, or 20.5%, to $97.5 million in the fourth quarter of 2013 from $80.9 million in the fourth quarter of 2012. This increase was due to 113 additional operating weeks resulting from eight restaurant openings subsequent to the third quarter of the previous year along with one additional operating week in the recent fiscal period. The additional 17th week in the fourth quarter 2013 contributed $5.8 million to consolidated revenues. The fourth quarter benefited from the favorable comparison against lost revenues related to Hurricane Sandy during the fourth quarter of 2012; however, this benefit was significantly offset by lost operating days in December 2013 resulting from ice and snow storms.

Total operating weeks for all concepts during the fourth quarter of 2013 increased 21.4% to 640 from 527 in the fourth quarter of 2012. Total comparable restaurant sales increased 2.8% (on a 16-week comparable basis) following a total comparable restaurant sales increase of 2.7% in the fourth quarter of the previous year.

Cost of sales increased $4.9 million, or 19.9%, to $29.5 million in the fourth quarter of 2013 from $24.6 million in the fourth quarter of 2012. As a percentage of consolidated revenues, cost of sales decreased to 30.3% from 30.4%.

Restaurant-level EBITDA** increased $2.7 million, or 13.2%, to $23.2 million in the fourth quarter of 2013 from $20.5 million in the third quarter of 2012. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 23.8% from 25.4%.

General and administrative costs increased $0.5 million, or 11.5%, to $5.3 million, or 5.4% of consolidated revenues, from $4.8 million, or 5.9% of consolidated revenues. In addition to the extra week during the quarter, this net increase was due to growth in corporate level personnel and management training expenses to support recent and anticipated growth along with increased non-cash stock compensation expense.  These increases during the quarter were significantly offset by reduced incentive bonus compensation.

Net income in the fourth quarter of 2013 was $4.6 million, or $0.19 per diluted share, compared to net income of $7.6 million, or $0.32 per diluted share, in the fourth quarter of 2012. Adjusted net income*, a non-GAAP measure, was $8.6 million, or $0.36 per diluted share, in the fourth quarter of 2013, compared to $7.5 million, or $0.31 per diluted share, in the fourth quarter of the previous year. The share base was 23.9 million in the fourth quarter of 2013 compared to 23.8 million in the fourth quarter of 2012.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $7.5 million, or 17.4%, to $51.0 million in the fourth quarter of 2013 from $43.4 million in the fourth quarter of 2012. This increase was primarily due to an additional 22 operating weeks during the quarter (to 170 from 148) inclusive of the 17th operating week in the recent fiscal period, along with a 5.2% increase in comparable restaurant sales (on a comparable 16-week basis). The growth in comparable restaurant sales was comprised of a 4.5% increase in entrée counts and a 0.7% increase in average check and marked the 16th consecutive quarter of positive comparable restaurant sales. In the fourth quarter of the previous year, comparable restaurant sales increased 5.9%.

  Restaurant-level EBITDA** increased 15.7%, or $2.1 million, to $15.3 million in the fourth quarter of 2013 from $13.2 million in the fourth quarter of 2012 as the brand experienced higher cost of sales and restaurant operating expenses as a percentage of revenues.

  For the full year, revenues increased $19.9 million, or 16.0%, to $144.6 million from $124.7 million in 2012. The improvement was primarily due to a 4.4% increase in comparable restaurant sales, comprised of a 3.9% increase in entrée counts and a 0.5% increase in average check. This increase follows a comparable restaurant sales increase of 6.6% in the previous year. Operating weeks for the year increased to 530 from 472. For the full fiscal year, the average unit volume of Del Frisco's Double Eagle Steak House increased 5.3% to $14.5 million.

Sullivan's Steakhouse

  Revenues increased $1.6 million, or 5.8%, to $28.9 million in the fourth quarter of 2013 from $27.3 million in the fourth quarter of 2012.  The increase was entirely due to an additional 19 operating weeks during the quarter (to 323 from 304) resulting from the 17th operating week that were partially offset by a 0.7% decline in comparable restaurant sales (on a comparable 16-week basis). The decrease in comparable restaurants sales was comprised of a 3.0% decrease in entrée counts, coupled with a 2.3% increase in average check. In the fourth quarter of the previous year, comparable restaurant sales decreased 1.5%.

  Restaurant-level EBITDA** decreased 7.1%, or $0.4 million to $5.1 million in the fourth quarter of 2013 from $5.5 million in the fourth quarter of 2012, as the concept experienced higher restaurant operating expenses as well as marketing and advertising costs as a percentage of revenues.

  For the full year, revenues were $83.0 million compared to $83.8 million in 2012. Comparable restaurant sales decreased 3.0% and were comprised of a 0.7% decrease in average check and a 2.3% decrease in entrée counts. This decrease follows a comparable restaurant sales increase of 1.2% in the previous year. Operating weeks for the year increased to 1,007 from 988. For the full fiscal year, the average unit volume held steady at $4.4 million.

Del Frisco's Grille

  Revenues increased 73.3%, or $7.5 million, to $17.6 million in the fourth quarter of 2013 from $10.2 million in the fourth quarter of 2012. The increase was primarily due to 72 additional operating weeks (to 147 from 75) stemming from seven openings subsequent to the third quarter of 2012 and the 17th operating week in the recent fiscal period, as well as positive comparable restaurant sales.

  Restaurant-level EBITDA** increased 55.8%, or $1.0 million, to $2.8 million in the fourth quarter of 2013 from $1.8 million in the fourth quarter of 2012. The increase was primarily due to operating week growth as the concept experienced higher restaurant operating expenses as a percentage of revenues due to new restaurant inefficiencies.

  For the full year, revenues increased $20.2 million, or 84.1%, to $44.1 million compared to $24.0 million in 2012. Operating weeks for the year increased to 359 from 168.

Restaurant Portfolio

As of December 31, 2013, Del Frisco's Restaurant Group, Inc. owned and operated 40 restaurants across 20 states and Washington, DC, including ten Del Frisco's, 19 Sullivan's, and eleven Del Frisco's Grille locations. During the fourth quarter of 2013, the Company opened Del Frisco's Grille locations in Palm Beach, FL; Fort Worth and Southlake, TX; and Chestnut Hill, MA.

Stock Repurchase

During the fourth quarter of 2013, the Company repurchased 196,500 shares of common stock for approximately $3.7 million under the $10 million authority provided by our Board of Directors. As previously communicated, this authority for up to $10 million will be utilized for the repurchase of our common stock in order to offset dilution caused by the issuance and exercise of stock options and other equity compensation.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Del Frisco's Restaurant Group, Inc. is introducing the following guidance for the 52-week fiscal year 2014, which ends on December 30, 2014.

  Total comparable restaurant sales increase of 1.5% to 2.5% (on a comparable 52-week basis)
  One Del Frisco's Double Eagle Steak House opening and five Del Frisco's Grille openings
  Cost of sales of 29.9% to 30.4% of consolidated revenues
  Restaurant-level EBITDA** of 22.9% to 23.4% of consolidated revenues
  Pre-opening expenses of approximately $4.9 to $5.5 million
  General and Administrative expenses of $20.0 million to $21.0 million
  Effective tax rate of approximately 30% to 32%
  Earnings per diluted share of $0.94 to $0.98 based on an annual weighted average diluted common shares outstanding of approximately 24.0 million
  Gross capital expenditures (before tenant allowances) of $38 million to $40 million

Development in the 2014 fiscal year will begin at the end of the second quarter and will be spread evenly throughout the balance of the year. It includes one Del Frisco's Double Eagle restaurant in Washington, DC (Q3), and five Del Frisco's Grille locations with currently executed leases in Burlington, MA; Rockville, MD; Irvine, CA; and Tampa, FL.

Conference Call

We will host a conference call to discuss the financial results for the fourth quarter ended December 31, 2013 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 888-437-9481 or for international callers by dialing 719-325-2461. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 2661880. The replay will be available until Wednesday, March 5, 2014.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 40 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	17 Weeks Ending	16 Weeks Ending	53 Weeks Ending	52 Weeks Ending
	December 31,	December 25,	December 31,	December 25,
	2013	2012	2013	2012

Revenues	$ 97,462	$ 80,869	$ 271,806	$ 232,435

Costs and expenses:
Costs of sales	29,489	24,603	82,209	71,093
Restaurant operating expenses	42,678	34,198	121,825	100,143
Marketing and advertising costs	2,072	1,550	5,663	4,682
Pre-opening costs	2,004	2,027	3,758	4,058
General and administrative costs	5,309	4,757	17,421	13,449
Management and accounting fees paid to related party	--	--	--	1,252
Asset advisory agreement termination fee	--	--	--	3,000
Secondary public offering costs	231	--	1,024	--
Public offering transaction bonuses	2,845	--	8,355	1,462
Non-cash impairment charges	2,360	--	2,360	--
Depreciation and amortization	3,663	3,054	11,300	8,675

Operating income	6,811	10,680	17,891	24,621

Other income (expense), net:
Interest expense	(15)	(73)	(72)	(2,920)
Write-off of debt issuance costs	--	--	--	(1,649)
Other	4	62	(51)	113

Income from continuing operations before income taxes	6,800	10,669	17,768	20,165

Income tax expense	2,208	2,829	5,556	5,592

Income from continuing operations	$ 4,592	$ 7,840	$ 12,212	$ 14,573

Discontinued operations, net of income tax	--	(276)	--	(819)

Net income	$ 4,592	$ 7,564	$ 12,212	$ 13,754

Basic income (loss) per common share:
Continuing operations	$ 0.19	$ 0.33	$ 0.51	$ 0.71
Discontinued operations	--	(0.01)	--	(0.04)
Basic income per share	$ 0.19	$ 0.32	$ 0.51	$ 0.67

Diluted income (loss) per common share:
Continuing operations	$ 0.19	$ 0.33	$ 0.51	$ 0.71
Discontinued operations	--	(0.01)	--	(0.04)
Diluted income per share	$ 0.19	$ 0.32	$ 0.51	$ 0.67

Shares used in computing net income per common share:
Basic	23,743,568	23,794,667	23,779,782	20,432,579
Diluted	23,858,747	23,794,667	23,852,200	20,432,579

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)

Cash and cash equivalents	$ 13,674	$ 10,763
Total assets	288,651	258,385
Long-term debt	--	--
Total stockholders' equity	196,783	177,901

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from continuing operations plus the sum of the related party management fees and expenses, non-cash impairment charges, secondary public offering costs, and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings as well as the discontinuation of the asset advisory agreement. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, public offering expenses, public offering transaction bonuses, non-cash impairment charges, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	17 Weeks Ending	16 Weeks Ending	53 Weeks Ending	52 Weeks Ending
	December 31,	December 25,	December 31,	December 25,
	2013	2012	2013	2012
Adjusted Net Income:
Pre-tax income from continuing operations	$ 6,800	$ 10,669	$ 17,768	$ 20,165
Asset advisory agreement termination fee	--	--	--	3,000
Management and accounting fees paid to related party	--	--	--	1,252
Write-off of debt issuance costs	--	--	--	1,649
Secondary public offering costs	231	--	1,024	--
Public offering transaction bonuses	2,845	--	8,355	1,462
Non-cash impairment charges	2,360	--	2,360	--
Proforma Adjustments	5,436	--	11,739	7,363
Adjusted Pre-tax Income	12,236	10,669	29,507	27,528
Income Tax (@ 30%)	3,671	3,201	8,852	8,258
Adjusted Net Income	$ 8,565	$ 7,468	$ 20,655	$ 19,270
Basic EPS (Adjusted)	$ 0.36	$ 0.31	$ 0.87	$ 0.94
Diluted EPS (Adjusted)	$ 0.36	$ 0.31	$ 0.87	$ 0.94

Segment Information and Restaurant-Level EBITDA Reconciliation

	17 Weeks Ending December 31, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 50,950	100.0%	$ 28,893	100.0%	$ 17,619	100.0%	$ 97,462	100.0%
Costs and expenses:
Cost of sales	15,835	31.1%	8,686	30.1%	4,968	28.2%	29,489	30.3%
Restaurant operating expenses	19,049	37.4%	14,137	48.9%	9,492	53.9%	42,678	43.8%
Marketing and advertising costs	749	1.4%	1,008	3.5%	315	1.8%	2,072	2.1%
Restaurant-level EBITDA	15,317	30.1%	5,062	17.5%	2,844	16.1%	23,223	23.8%

Pre-opening costs							2,004	2.1%
General and administrative							5,309	5.4%
Secondary public offering costs							231	0.2%
Public offering transaction bonuses							2,845	2.9%
Non-cash impairment charges							2,360	2.4%
Depreciation and amortization							3,663	3.8%

Operating income							$ 6,811	7.0%

Restaurant operating weeks	170		323		147		640
Average unit volume	$ 5,095		$ 1,521		$ 2,038		$ 2,589

	16 Weeks Ending December 25, 2012 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 43,404	100.0%	$ 27,298	100.0%	$ 10,167	100.0%	$ 80,869	100.0%
Costs and expenses:
Cost of sales	13,370	30.8%	8,333	30.5%	2,900	28.5%	24,603	30.4%
Restaurant operating expenses	16,117	37.1%	12,836	47.0%	5,245	51.6%	34,198	42.3%
Marketing and advertising costs	675	1.6%	678	2.5%	197	1.9%	1,550	1.9%
Restaurant-level EBITDA	13,242	30.5%	5,451	20.0%	1,825	18.0%	20,518	25.4%

Pre-opening costs							2,027	2.5%
General and administrative							4,757	5.9%
Depreciation and amortization							3,054	3.8%

Operating income							$ 10,680	13.2%

Restaurant operating weeks	148		304		75		527
Average unit volume	$ 4,692		$ 1,437		$ 2,169		$ 2,455
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com